Exhibit 99	CONTACT:	Mark J. Plush Vice President and Chief Financial Officer

Keithley Instruments, Inc.
28775 Aurora Road
Cleveland, Ohio 44139-1891
440-248-0400 • Fax: 440-248-6168
http://www.keithley.com

FOR IMMEDIATE RELEASE

KEITHLEY INSTRUMENTS EXPECTS FINANCIAL RESULTS FOR ITS SECOND QUARTER OF FISCAL 2007 TO BE
BELOW GUIDANCE

CLEVELAND, April 12, 2007 /PRNewswire-FirstCall/ — Keithley Instruments, Inc. (NYSE: KEI), a leader in solutions for emerging measurement needs, today announced that sales levels for the second quarter of fiscal 2007, which ended March 31, 2007, fell short of the guidance range that was previously provided. This shortfall was primarily a result of more cautious spending patterns among the Company’s customers with regard to their capital equipment purchases during the quarter.

For the second quarter of fiscal 2007, Keithley expects to report net sales of approximately $33 million, orders of approximately $33 million and a loss before taxes of approximately $2.5 to $3.0 million. The pretax loss is due primarily to lower sales volume. The Company’s previous guidance was for sales to range between $37 to $41 million and pretax earnings to be in the single digits as a percentage of net sales. The preliminary financial information reflects the Company’s current estimate of its financial results for the quarter.

Sales for the second quarter of fiscal 2007 decreased approximately 17 percent as compared to the second quarter of fiscal 2006 and decreased approximately 20 percent sequentially. Orders for the quarter decreased approximately 18 percent from the second quarter of fiscal 2006 and decreased approximately 10 percent sequentially. The year-over-year decrease in orders was primarily semiconductor related, while the sequential decrease in orders was primarily the result of decreased orders from wireless communication customers.

“We have implemented operating cost reductions during March that will impact our cost structure over the second half of the fiscal year,” stated Joseph P. Keithley, the Company’s Chairman, President and Chief Executive Officer. “In addition to normal continuous improvement programs, the Company has implemented additional operating efficiency initiatives and cost saving measures including reducing discretionary spending and restricting the hiring of new employees.”

The Company will provide more details when it reports its full second quarter fiscal 2007 results on Thursday, April 26, 2007 before the stock market opens.

The Company will host a conference call which will be broadcast over the Internet on April 26, 2007 at 10 a.m. Eastern Time. This call is being webcast by Thomson/CCBN and can be accessed from the Investor section of Keithley’s website at www.keithley.com.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

Forward Looking Statements

Statements in this release that are not historical facts, including those relating to orders, sales, earnings, operating efficiency initiatives, expense reductions and spending are “forward-looking statements”, as defined in the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include, but are not limited to: worldwide economic conditions; business conditions in the semiconductor, wireless, precision electronics and other segments of the worldwide electronics industry; the timing of large orders from customers or canceling orders in backlog; changes in product and sales mix, and the related effects on gross margins; the Company’s ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share; the Company’s ability to work with third parties; competitive factors, including pricing pressures, loss of key employees, technological developments and new products offered by competitors; the Company’s ability to fine-tune its lean manufacturing system to lower costs without incurring significant disruptions in production; the Company’s ability to implement and effectively manage IT system enhancements without interruption to its business processes; the Company’s ability to implement planned cost savings initiatives without adversely affecting the Company’s product development program; the potential volatility on earnings as a result of the accounting for performance share awards; changes in effective tax rates due to tax law changes, changes in tax planning strategies, changes in deferred tax assets, or changes in levels of pretax earnings; foreign currency fluctuations which could affect worldwide operations; costs and other effects of domestic and foreign legal, regulatory and administrative proceedings; the availability of parts and supplies from third-party suppliers on a timely basis and at reasonable prices; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including the outcome of the inquiry commenced by the SEC, the possibility that the SEC may disagree with the Special Committee’s findings and may require a restatement of the Company’s financial statements or additional or different remediation, any other proceedings which may be brought against the Company by the SEC or other governmental agencies, the outcome of the shareholder derivative actions filed against certain of the Company’s officers and directors, and the possibility of other private litigation relating to such stock option grants and related matters. Further information on factors that could cause actual results to differ from those anticipated is included in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the Securities and Exchange Commission. In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the Company that its plans or objectives will be achieved. Further, the Company is not obligating itself to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

About Keithley Instruments, Inc.

With more than 60 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems from DC to RF (radio frequency). Our products solve emerging measurement needs in production testing, process monitoring, product development, and research. Our customers are scientists and engineers in the worldwide electronics industry involved with advanced materials research, semiconductor device development and fabrication, and the production of end products such as portable wireless devices. The value we provide them is a combination of precision measurement technology and a rich understanding of their applications to improve the quality of their products and reduce their cost of test.

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